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                                                                 EXHIBIT 5.1

                        [GATEWAY 2000, INC. LETTERHEAD]


August 6, 1997


Gateway 2000, Inc.
610 Gateway Drive
P. O. Box 2000
North Sioux City, South Dakota  57049

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Gateway 2000, Inc., a Delaware corporation (the "Company") and have acted as counsel in connection with the filing of this Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 500,000 shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), which are to be issued pursuant to the Flexible Stock Incentive Plan and the 1996 Stock Option/Stock Issuance Plan (collectively, the "Plan") of Advanced Logic Research, Inc., a wholly-owned subsidiary of The Company.

In arriving at this opinion, I or members of my staff, have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of the following:

     1.   The Registration Statement;

     2.   The Plans;

     3.   The Restated Certificate of Incorporation of the Company;

     4.   The Bylaws of the Company;

     5.   Copies of certain corporate records of the Company;

     6. Certificates of public officials, officers, representatives and agents of the Company and resolutions of the Board of Directors (the "Board") and Committees of the Board; and

     7. Such other instruments, documents, statements and records of the Company and others as I deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as
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certified or photostatic copies, and the authenticity of all such documents.

I assume that, prior to the sale of any Shares to which this Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state or foreign securities or other laws.

Based upon the foregoing and in reliance thereon, I am of the opinion that the up to 500,000 Shares of Common Stock which are to be issued pursuant to the Plans, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable by the Company.

The opinion contained in the preceding paragraph is based on the assumption that, at the time such Shares of stock are issued, this Registration Statement will then be effective.

This opinion is limited in all respects to the laws of the State of South Dakota the General Corporation Law of the State of Delaware and the federal laws of the United States of America and I express no opinion as to the law of any other jurisdiction or the effect thereof.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,


/s/ William M. Elliott
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William M. Elliott
Senior Vice President, General Counsel & Secretary

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